EXHIBIT 10.4 (aa)

PERFORMANCE-BASED CASH AWARD (TSR and ROC)
ISSUED UNDER
AMENDED AND RESTATED
RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

2016 TERMS AND CONDITIONS

The following terms and conditions apply to the 2016 performance-based cash awards (the “PBCAs”) granted by Ryder System, Inc. (the “Company”) under the Amended and Restated Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Performance-Based Cash Award Notification (the “Notification”) which references these terms and conditions. Certain terms of the PBCA, including the Participant’s target cash opportunity, are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the PBCAs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.
General. Each PBCA represents the right to receive a cash payment on a future date based upon the attainment of certain financial performance goals and continued employment, on the terms and conditions set forth herein, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933 have been made available to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern. It is intended that the PBCAs qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the PBCA may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her PBCA and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the PBCA shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals.

Fifty percent (50%) of the dollar amount specified in the Notification (the “Target PBCA”) will accrue based on the Company’s Return on Capital and fifty percent (50%) of the dollar amount specified in the Notification will accrue based on the Company’s TSR Rank (as defined in this Section 2, in each case as further described herein).

Return on Capital

With respect to each ROC Performance Period, the Company’s ROC, as finally determined by the Committee pursuant to this Section 2, will be measured annually against a Maximum ROC, Target ROC and Threshold ROC, and the right to one-third of the ROC PBCA Award will accrue for each ROC Performance Period (referred to as the ROC Accrued PBCA for the ROC Performance Period), based on the following schedule:

Company’s ROC	ROC Accrual Percentage
Maximum ROC	125%
Target ROC	100%
Threshold ROC	25%
Below Threshold ROC	0%

For purposes of the schedule above, by March 31 of each ROC Performance Period, the Committee will determine the Maximum ROC, Target ROC and Threshold ROC for such ROC Performance Period. If the Company’s ROC falls between the measuring points on the foregoing schedule, the ROC Accrual Percentage for such ROC Performance Period will be determined proportionally between the measuring points.

As soon as practicable after the end of the applicable ROC Performance Period, the Committee will determine the attainment of the applicable performance goals, to the extent applicable, in accordance with generally accepted accounting principles (“GAAP”), provided that the Committee may exclude or include certain items from actual results in determining performance including (i) changes in accounting principle, standard or policy; (ii) changes in law or regulation; (iii) asset impairments; (iv) restructuring charges; (v) discontinued operations; and (vi) non-operational or non-recurring items, in each case, other than those included in the Target ROC for the relevant ROC Performance Period, consistent with the requirements of “performance-based compensation” under Section 162(m) of the Code, as applicable.

TSR Rank

At the end of each TSR Performance Period, the Company TSR and the Total Shareholder Return of the companies included in the Comparator Group for that TSR Performance Period will be ranked from highest to lowest, with the Company’s rank being defined as the “Company’s TSR Rank”. The right to one-third of the TSR PBCA Award will accrue for each TSR Performance Period (referred to as the TSR Accrued PBCA for the TSR Performance Period), based on the following schedule:

Company’s TSR Rank	TSR Accrual Percentage
1 - 9	125%
10	120%
11	115%
12	110%
13	105%
14	100%
15	90%
16	80%
17	70%
18	60%
19	50%
20	40%
21	30%
22 - 27	0%

If any company in the Comparator Group does not have a stock price that is quoted on a national securities exchange during the last ten (10) trading days of the applicable TSR Performance Period, such company will be deleted from the Comparator Group effective at the beginning of such TSR Performance Period. Notwithstanding the foregoing, if any company(ies) in the Comparator Group file for bankruptcy, become insolvent or dissolve prior to the end of the applicable TSR Performance Period, such company(ies) will be deemed to be ranked last among all companies in the Comparator Group. If the number of companies in the Comparator Group changes, the Committee will, if deemed necessary, adjust the TSR Accrual Percentages forth above, consistent with the methodology used to determine the TSR Accrual Percentages set forth above.

3.
Payment of Award. Provided that the Participant remained continuously employed through the end of the Three-Year Performance Period (but subject to Sections 4 and 5 below), a cash payment equal to the Accrued PBCA, less applicable withholding taxes, will be made to the Participant. Except as otherwise provided in Section 5 below, such payment will be made as soon as practicable after the Committee has determined the Company’s ROC Accrual Percentage for the Third ROC Performance Period and the Company’s TSR Accrual Percentage for the Third TSR Performance Period, provided that in no event shall the payment be made after March 15, 2019.

4.	Termination of the PBCA; Forfeiture. The PBCA will be cancelled upon the termination of the Participant’s employment with the Company and its Subsidiaries as described below.

(a)
Resignation by the Participant or Termination by the Company or a Subsidiary: Except as provided in subsection (b) or Section 5 below, upon any termination of a Participant’s employment with the Company and its Subsidiaries prior to the end of the Three-Year Performance Period, the outstanding PBCA, whether or not accrued, will be forfeited and the Participant will not have any right to any payment in respect thereof. In addition, even if a Participant remains employed through the end of the Three-Year Performance Period, if the Participant’s employment is subsequently terminated by the Company or a Subsidiary for Cause, the right to any payment shall be forfeited, and the Company shall have the right to reclaim and receive from the Participant any payment in respect of the PBCA made to the Participant pursuant to Section 3 within the one year period before the date of the Participant’s termination of employment.

(b)
Termination by reason of Death, Disability or Retirement: Except as otherwise provided in Section 5 below, if a Participant’s employment terminates due to death, Disability or Retirement prior to the end of the Three-Year Performance Period, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive a pro-rata portion of the cash payment that would have been paid pursuant to Section 3, had the Participant remained employed through the end of the Three-Year Performance Period, based on the number of days during the Three-Year Performance Period that the Participant is considered to be an active employee as determined by the Company, payable at the time and manner specified in Section 3 above.

(c)
Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all cash paid to the Participant pursuant to Section 3 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment.

5.
Change of Control. Notwithstanding anything contained herein to the contrary, in the event of a Change of Control during the Three-Year Performance Period, unless otherwise determined by the Committee prior to the Change of Control, each Participant shall be entitled to receive a cash payment equal to the COC Payment Amount (as defined below); provided that, except as set forth in subsections (b) and (c) below, the Participant remains actively employed through the last day of the Three-Year Performance Period. Except as set forth in subsections (b) and (c) below, the COC Payment Amount shall be paid at the time and manner specified in Section 3 above.

(a)	Calculation of the COC Payment Amount. The COC Payment Amount shall be equal to the sum of (i), (ii), (iii) and (iv) below:

i.	with respect to each completed ROC Performance Period and TSR Performance

Period at the time of the Change of Control, the sum of the ROC Accrued PBCA and the TSR Accrued PBCA for the applicable Performance Periods;

ii.
with respect to the ROC Performance Period in which the Change of Control occurs, the greater of the ROC Accrued PBCA for such ROC Performance Period (measured as though the last day of the applicable ROC Performance Period was the date immediately preceding the date of the Change of Control) or one-third of the ROC PBCA Award;

iii.
with respect to each TSR Performance Period in which the Change of Control occurs, the greater of the TSR Accrued PBCA for such TSR Performance Period (measured as though the last day of the applicable TSR Performance Periods was the date immediately preceding the date of the Change of Control) or one-third of the TSR PBCA Award; and

iv.	with respect to each ROC Performance Period which has not commenced as of the date of the Change of Control, one-third of the ROC PBCA Award.

(b)
Termination without Cause or for Good Reason. If the Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, prior to the end of the Three-Year Performance Period and upon or within 24 months following a Change of Control, the COC Payment Amount shall be paid in a lump sum within 60 days following the Participant’s employment termination date, subject to Section 9.17 of the Plan; provided that such Change of Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the rulings and regulations issued thereunder (any such transaction, a “409A Compliant COC”). In the event that such Change of Control does not constitute a 409A Compliant COC (any such transaction, a “Non-409A Compliant COC”), the COC Payment Amount will be paid to the Participant at the time and manner specified in Section 3 above.

(c)
Termination due to Death, Disability or Retirement. If a Participant’s employment terminates due to death, Disability or Retirement prior to the end of the Three-Year Performance Period and upon or within 24 months following a Change of Control, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive the COC Payment Amount, which shall be paid in a lump sum within 60 days following the Participant’s employment termination date, subject to Section 9.17 of the Plan; provided that, the COC Payment Amount will be paid to the Participant at the time and manner specified in Section 3 above if the Change of Control is a Non-409A Compliant COC. If such termination occurs more than 24 months following a Change of Control, the COC Payment Amount will be pro-rated, based on the number of days during the Three-Year Performance Period that the Participant is considered to be an active employee, as determined by the Company, and will be paid at the time and manner specified in Section 3 above.

(d)
Termination Prior to a Change of Control. To the extent (i) a Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then upon the Change of Control, the Participant will become entitled to the COC Payment Amount. In the event of a 409A Compliant COC, such cash payment will be made in a lump sum within 60 days following the date on which the Change of Control occurs. In the event of a Non-409A Compliant COC, the cash payment will be paid to the Participant at the time and manner specified in Section 3 above.

6.
U.S. Federal, State and Local Income Taxes. The Participant is solely responsible for the satisfaction of all taxes that may arise in connection with the PBCA. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the PBCA an amount equal to the federal (including FICA), state, and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the PBCA. Notwithstanding the foregoing, the Company may satisfy any tax obligations it may have in any other jurisdiction outside of the U.S. in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

7.
Section 409A. The PBCA is intended to comply with Section 409A of the Code or an exemption, and payments may only be made upon an event and in a manner permitted by Section 409A, to the extent applicable. The PBCA shall be administered consistent with Section 9.17 of the Plan.

8.
Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the PBCA or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The PBCA and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

9.
No Employment Right. Neither the grant of the PBCA nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant the PBCA hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

10.
No Assignment. A Participant’s rights and interest under the PBCA may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the PBCA or the Award Documents.

11.
Unfunded Plan. Any amounts owed under the PBCA shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any earned amounts.

12.
Recoupment Policy. Any amounts paid under the PBCA are considered “incentive compensation” under the Company’s Recoupment Policy, in effect from time to time. The PBCA and any amounts paid pursuant to the PBCA shall be subject to all applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

13.	Definitions.

(a)	“Accrued PBCA” means the sum of (i) the ROC Accrued PBCA for all ROC Performance Periods and (ii) the TSR Accrued PBCA for all TSR Performance Periods.

(b)	“Company TSR” means the Company’s Total Shareholder Return for a TSR Performance Period.

(c)
“Company’s Return on Capital” or “Company ROC” means the Company’s tax adjusted earnings from continuing operations, excluding interest, as a percentage of the sum of the Company’s average (i) debt, (ii) off-balance sheet debt and (iii) shareholders’ equity.

(d)	“Comparator Group” means the companies listed on Exhibit A hereto.

(e)	“First ROC Performance Period” means the period from January 1, 2016 through December 31, 2016.

(f)	“First TSR Performance Period” means the period from January 1, 2016 through December 31, 2016.

(g)	“Performance Period” means an ROC Performance Period or a TSR Performance Period, as applicable.

(h)	“Proscribed Activity” means any of the following:

(i)
the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement, to the extent such agreements are enforceable under applicable law;

(ii)
the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)
the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)
the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)
the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)
following the Participant’s termination of employment, the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)
the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

Notwithstanding the foregoing, nothing in these terms and conditions restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Participant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Participant is not required to notify the Company that the Participant has engaged in such communications with the Regulators.

If the Participant primarily provides services in California, subsection (iii) above shall not apply to the Participant and subsection (v) above shall apply to the Participant only to the extent that the Participant uses or discloses confidential information of the Company or any of its Subsidiaries in performing such Proscribed Activity and to the extent permitted by applicable law.

(i)
“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (i) the one year anniversary of such termination date or (ii) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(j)
“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

(k)	“ROC Accrual Percentage” means the percentage of the PBCA that accrues at the end of each ROC Performance Period pursuant to Section 2 based on the Company's ROC.

(l)	“ROC Accrued PBCA” means, for each ROC Performance Period, the ROC Accrual Percentage for each ROC Performance Period times one-third of the ROC PBCA Award.

(m)	“ROC PBCA Award” means fifty percent (50%) of the dollar amount specified in the Notification.

(n)	“ROC Performance Period” means the First ROC Performance Period, the Second ROC Performance Period, or the Third ROC Performance Period, as applicable.

(o)
“Rolling Total Shareholder Return” means, for each of the ten (10) consecutive trading days immediately preceding the first day of the applicable TSR Performance Period, the percentage change from (i) the closing stock price on such trading date to (ii) the closing stock price on the corresponding trading date in the last ten (10) consecutive trading days of the applicable TSR Performance Period, assuming reinvestment of dividends on the ex-dividend date.

(p)	“Second ROC Performance Period” means the period from January 1, 2017 through December 31, 2017.

(q)	“Second TSR Performance Period” means the period from January 1, 2016 through December 31, 2017.

(r)	“Third ROC Performance Period” means the period from January 1, 2018 through December 31, 2018.

(s)	“Third TSR Performance Period” means the period from January 1, 2016 through December 31, 2018.

(t)	“Three-Year Performance Period” means the period from January 1, 2016 through December 31, 2018.

(u)	“Total Shareholder Return” means, for each TSR Performance Period, the sum of the ten (10) Rolling Total Shareholder Return calculations for the applicable TSR Performance Period, divided by ten (10).

(v)	“TSR Accrual Percentage” means the percentage of the PBCA that accrues at the end of each TSR Performance Period pursuant to Section 2 based on the Company’s TSR Rank.

(w)	“TSR Accrued PBCA” means, for each TSR Performance Period, the TSR Accrual Percentage for each TSR Performance Period times one-third of the TSR PBCA Award.

(x)	“TSR PBCA Award” means fifty percent (50%) of the dollar amount specified in the Notification.

(y)	“TSR Performance Period” means the First TSR Performance Period, the Second TSR Performance Period, or the Third TSR Performance Period, as applicable.

13.
Other Benefits. No amount accrued or paid under the PBCA shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.

Exhibit A

ARKANSAS BEST CORP
AVIS BUDGET GROUP INC
C. H. ROBINSON WORLDWIDE INC
CELADON GROUP INC
CSX CORPORATION
EXPEDITORS INTERNATIONAL OF WASHINGTON, INC
FEDEX CORPORATION
FORWARD AIR CORP
GATX CORPORATION
HERTZ GLOBAL HOLDINGS INC
HUB GROUP INC
J.B. HUNT TRANSPORT SERVICES INC
KNIGHT TRANSPORTATION INC
LANDSTAR SYSTEM INC
NAVISTAR INTERNATIONAL CORP
OLD DOMINION FREIGHT LINE INC.
PACCAR INC.
RUSH ENTERPRISES INC.
SAIA INC
SWIFT TRANSPORTATION CO
TAL INTERNATIONAL GROUP INC
TRINITY INDUSTRIES
U-HAUL
UNITED PARCEL SERVICE INC
UNIVERSAL TRUCKLOAD SERVICES INC
WERNER ENTERPRISES INC